Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Orchid BioSciences, Inc.

(609) 750-2200

Michael E. Spicer

Chief Financial Officer

Tracy J. Henrikson

Director, Corporate Communications

ORCHID BIOSCIENCES REPORTS FOURTH QUARTER

AND FULL YEAR 2003 FINANCIAL RESULTS

•	Achieves top-line revenue target of $50 million for 2003 and record quarterly revenue of $13.7 million

•	Achieves significant reductions in operating expenses and operating losses in 2003 compared to 2002

•	Operating expenses decreased by 61% in fourth quarter and 47% for full year

•	Operating loss from continuing operations narrowed to $2.0 million in fourth quarter and decreased by 80% for full year

PRINCETON, N.J., Feb. 26, 2004 – Orchid BioSciences, Inc. (Nasdaq: ORCH) today reported financial results for its fourth quarter and full year ended December 31, 2003.

DNA testing service revenues were $12.6 million for the fourth quarter of 2003, up from $10.6 million for the fourth quarter of 2002. DNA testing service revenues were $49.1 million for the full year 2003, up from $42.9 million for the full year of 2002. DNA testing services include Orchid’s paternity, forensic and public health DNA testing businesses and exclude service revenues related to the Company’s Life Sciences SNP genotyping instrumentation business that was sold in December 2002, which were $0.3 million and $1.7 million for the quarter and year ended December 31, 2002, respectively.

Total revenues were $13.7 million for the fourth quarter of 2003 and $50.6 million for the year ended December 31, 2003. During the fourth quarter of 2003 and 2002, Orchid recognized $1.1 million and $1.5 million, respectively, in revenues related to ongoing licensing arrangements. Total revenues for the fourth quarter and for the full year of 2002, which include Orchid’s Life Sciences product business, were $13.0 million and $50.4 million for these periods, respectively. The results of continuing operations for both 2003 and 2002 exclude the revenues and operating expenses of the Company’s discontinued Orchid Diagnostics business unit, which Orchid sold to Tepnel Life Sciences in January 2004.

“Orchid has continued to make significant progress in solidifying the gains of its refocused strategy as well as in producing improved operating and financial results. I am pleased that we have successfully achieved the financial goals we articulated for 2003, and we expect that we will continue to record improvements in 2004,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “We intend to continue to achieve growth in each of our three core business areas this year, with emphasis on the higher-growth, higher-margin activities within these segments. I am particularly pleased to have recently announced our first major collaboration in food traceability, an area that we believe represents a sizeable commercial opportunity for Orchid.”

Total operating expenses were $15.4 million and $64.5 million for the fourth quarter and full year of 2003, respectively, compared to $39.5 million and $121.0 million for the comparable periods in 2002, decreases of approximately 61% and 47%, respectively. Included in general and administrative expenses for the quarter and year ended December 31, 2003 are fees of $0.6 million and $3.0 million, respectively, related to financing activities and prospective restructuring efforts. The significant reduction in total marketing and sales, general and administrative, and research and development expense is a result of Orchid’s strategic refocusing, which reflects the impact of restructuring efforts, as well as the divesture of the Life Sciences SNP genotyping instrumentation business and the strategic realignment of the GeneShield business, both of which were responsible for the majority of the research and development expenses in prior years.

Operating losses for the quarter and year ended December 31, 2003 have significantly decreased from the comparable periods in 2002. Orchid reported a loss from continuing operations of $2.0 million, or $0.04 per share allocable to common stockholders for the fourth quarter of 2003, compared to $27.8 million, or $0.50 per share, for the comparable period in 2002, a decrease of 93%. For the year ended December 31, 2003, the Company reported a loss from continuing operations of $14.3 million, or $0.28 per share allocable to common stockholders, compared to $71.1 million, or $1.32 per share, for the comparable period in 2002, a decrease of 80%. During the fourth quarter of 2003 and 2002, Orchid realized $0.4 million and $0.6 million, respectively, from the sale of state net operating losses which is reflected as an income tax benefit and is included in the loss from continuing operations.

Subsequent to December 31, 2003, Orchid completed the sale of certain assets and liabilities of its Diagnostics unit to Tepnel Life Sciences for proceeds of $3.45 million in cash, which includes $0.5 million in escrow and is subject to closing purchase price adjustments. The assets and liabilities of the Diagnostics unit are reflected in Orchid’s consolidated balance sheet at December 31, 2003 at the unit’s net realizable value, which includes expected proceeds from the sale less costs to sell the business. During the quarter and year ended December 31, 2003, Orchid reported a loss from a business held for sale of $4.0 million and $9.2 million, respectively, which includes impairment charges of $3.6 million and $8.3 million, respectively.

Orchid reported a net loss allocable to common stockholders of $7.3 million, or $0.09 per share, for the fourth quarter of 2003, compared to $35.1 million, or $0.63 per share, for the comparable period in 2002. For the year ended December 31, 2003, Orchid reported a net loss allocable to common stockholders of $27.5 million, or $0.43 per share, compared to $80.1 million, or $1.48 per share, for the comparable period in 2002. The net loss allocable to common shareholders for these periods includes the loss from continuing operations, the loss from discontinued operations, and charges for accretion and dividends relating to the Company’s convertible preferred stock.

At December 31, 2003, cash and cash equivalents were $9.9 million, and the short and long-term portion of restricted cash was $2.1 million. A $1.0 million partial payment from the sale of Orchid’s Diagnostics unit, which was completed in January 2004, is included in the cash reported at December 31, 2003. Cash used in operating activities was $1.3 million and $7.0 million for the fourth quarter and full year 2003, respectively.

“With the achievement of increased revenues and dramatically reduced operating expenses, operating losses and cash burn this past year, we believe we have solidly entered 2004 and achieved our goal of positioning the company for sustained future growth,” said Michael E. Spicer, vice president of finance and chief financial officer of Orchid. “Our actions to strengthen our capital structure, namely the conversion of preferred stock, the recently filed shelf registration and the proposed reverse stock split, are aimed at strengthening the company’s foundation for accelerated and profitable growth.”

Dr. Kelly continued, “The divestiture of our Diagnostics unit completed the strategic and operational restructuring we set out 18 months ago. We are entering 2004 with a lean organization focused on leveraging Orchid’s highly scalable operational infrastructure and world-renowned reputation for quality to accelerate the growth of our core businesses and capture new DNA testing markets. Growth is our theme for 2004, specifically pursuing initiatives intended to build on our leadership position in DNA identity testing services by exploiting a number of exciting new growth opportunities.”

Orchid sees a number of opportunities for accelerated growth. These include continuing to expand its forensic DNA testing business with major police departments and criminal justice agencies, particularly as substantial new federal NIJ monies are released to U.S. states and localities; expanding its service offering and technology leadership in DNA forensics through innovations and collaborations like the Company’s recent contracts with the FBI; applying Orchid’s pioneering U.K. work in DNA susceptibility testing to help eliminate the prion disease scrapie to new markets in North America and continental Europe; using Orchid’s proprietary technology to develop meat traceability assays for implementation with major food industry partners; continuing to invest in building market share in the rapidly growing private paternity testing sector; and pursuing expanding international opportunities in immigration DNA identity testing.

In January, Orchid embarked on a capital restructuring effort which includes a proposed reverse stock split of between 1-for-3 to 1-for-7 and the conversion of all of its outstanding Series A convertible preferred stock. A special meeting of the Company’s shareholders will be held February 27, 2004 to consider the reverse stock split proposal. The Series A convertible preferred stock was fully converted by the February 6, 2004 redemption date. Orchid also recently filed a shelf registration statement in order to obtain greater flexibility in accessing capital markets to pursue new growth opportunities. If declared effective, the shelf registration would enable it to offer and sell up to $30 million of its common stock. Orchid cannot be certain whether the SEC will declare the shelf registration statement effective.

Orchid also reiterated its financial guidance for 2004:

2004 Financial Guidance

•	Orchid expects an increase in its 2004 top-line revenues of approximately 20% over its 2003 top-line revenues of $50.6 million.

•	Orchid expects its 2004 average gross margin to improve by approximately 2 to 4 percentage points over its 2003 average gross margin of 43%.

•	Orchid expects its full year 2004 total general and administrative, marketing and sales and research and development operating expenses to decrease by approximately 10% compared to the $31.2 million incurred in these areas in 2003.

•	Orchid continues to expect to achieve positive cash flows from operations in the first half of 2004.

•	Orchid expects to achieve positive operating income for the full year 2004.

Conference Call Information

A conference call with Orchid management will be held on Thursday, February 26, 2004 at 10:00 am ET. To listen to the conference call, please dial 1-973-317-1168 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com.

About Orchid BioSciences

Orchid BioSciences is the leading provider of identity genomics services for the forensic and paternity DNA testing markets and for public health DNA testing for food safety. Orchid’s market leading positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding: Orchid’s expectation of continued improvements in 2004, Orchid’s intention to achieve growth in each of its three core businesses in 2004, Orchid’s belief that it is positioned for future growth, Orchid’s belief that the shelf registration will afford it flexibility in accessing capital, Orchid’s expectation of increasing its 2004 top-line revenues by approximately 20% over its 2003 top-line revenues of $50.6 million, Orchid’s expectation of improving its 2004 average gross margin by approximately 2 to 4 percentage points over its 2003 average gross margin of 43%, Orchid’s expectation of decreasing its total general and administrative, marketing and sales, and research and development operating expenses by approximately 10% compared to the approximate $31.2 million incurred in these areas in 2003, Orchid’s continued expectation of achieving positive cash flows from operations in the first half of 2004 and Orchid’s expectation to achieve positive operating income for the full year 2004. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, patent protection, litigation, Orchid’s ability to obtain additional financing and the declaration by the SEC of the effectiveness of the shelf registration statement. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2002, and Orchid’s Registration Statement on Form S-3 and the prospectus contained therein dated June 6, 2003, each as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three months and year ended December 31, 2003 and 2002

(In thousands, except share and per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues:
Product revenues	$—	$644	$—	$2,454
Service revenues	12,599	10,890	49,140	44,597
Other revenues	1,093	1,463	1,487	3,374

Total revenues	13,692	12,997	50,627	50,425

Operating expenses:
Cost of product revenues	—	269	—	1,690
Cost of service revenues	7,651	6,594	29,014	25,957
Research and development	157	2,972	2,883	20,194
Marketing and sales	1,395	2,176	6,087	8,701
General and administrative	5,199	7,763	22,246	30,238
Impairment of assets	—	14,505	837	20,771
Restructuring	231	2,876	76	6,880
Amortization of deferred compensation	300	1,557	1,581	3,541
Amortization of intangible assets	447	821	1,807	3,039

Total operating expenses	15,380	39,533	64,531	121,011

Operating loss	(1,688)	(26,536)	(13,904)	(70,586)

Total other income, net	(228)	(943)	1,218	(1,085)

Loss from continuing operations before income taxes	(1,916)	(27,479)	(12,686)	(71,671)

Income tax (expense)/benefit	(36)	(317)	(1,645)	577

Loss from continuing operations	(1,952)	(27,796)	(14,331)	(71,094)

Discontinued operations:

Income/(loss) from operations of a business held for sale	(4,027)	(7,285)	(9,237)	(9,003)

Net loss	(5,979)	(35,081)	(23,568)	(80,097)

Dividends to Series A Preferred Shareholders	(94)	—	(534)	—

Accretion of Series A Preferred Stock discount resulting from conversions	(1,217)	—	(2,645)	—

Beneficial conversion feature of redeemable preferred stock	—	—	(744)	—

Net loss allocable to common stockholders	$(7,290)	$(35,081)	$(27,491)	$(80,097)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.04)	$(0.50)	$(0.28)	$(1.32)
Basic and diluted income/(loss) from discontinued operations per share	$(0.05)	$(0.13)	$(0.14)	$(0.17)
Basic and diluted net loss per share allocable to common stockholders	$(0.09)	$(0.63)	$(0.43)	$(1.48)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	78,624,038	55,739,000	64,157,391	54,000,873

Orchid BioSciences, Inc.

Condensed Consolidated Balance Sheets (in 000s)

(unaudited)

	December 31, 2003	December 31, 2002
Assets:
Current Assets
Cash and cash equivalents	$9,938	$9,985
Restricted cash	953	1,522
Accounts receivable, net	9,976	10,716
Inventory	1,172	944
Prepaid and other current assets	2,583	1,623
Assets of a business component held for sale	4,595	10,497

Total current assets	29,217	35,287

Fixed assets, net	11,071	13,244

Other assets
Goodwill, net	2,686	3,072
Intangible assets, net	14,942	16,585
Restricted cash	1,113	1,863
Other assets	400	383

Total other assets	19,141	21,903

Total assets	$59,429	$70,434

Liabilities and Stockholders’ Equity:
Accounts payable	$4,768	$3,405
Accrued expenses	9,971	9,758
Current portion of long-term debt	1,889	8,510
Deferred revenue	1,812	1,642
Liabilities of a business component held for sale	3,156	2,497

Total current liabilities	21,596	25,812

Long Term Liabilities
Long term debt	415	2,299
Long term portion of restructuring	782	1,919
Other liabilities	1,592	1,711

Total long term liabilities	2,789	5,929

Redeemable Convertible Preferred Stock (a)	3,897	—

Total stockholders’ equity	31,147	38,693

Total Liabilities and Stockholders’ Equity	$59,429	$70,434

(a)	All outstanding units have been converted into common stock subsequent to December 31, 2003.